January 17, 2008 Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Preliminary Results for the 2007 Fourth Quarter
Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced preliminary and unaudited financial results for the 2007 Fourth Quarter and full year.
The Company delivered 84 homes in the three months ended December 30, 2007, down 25 or 22.9% from the 109 homes delivered in the same period in 2006. Homebuilding revenue, which excludes any revenue from our custom homes operations, was $48.9 million in 2007, down $16.6 million or 25.3% from $65.5 million in the same period in 2006.
Homes delivered in the twelve months ended December 30, 2007 were 279, down 73 or 20.7% from the 352 homes delivered in the same period in 2006. Homebuilding revenue was $160.2 million in 2007, down $58.9 million or 26.9% from $219.1 million in the same period in 2006.
The Company had 38 net new orders in the three months ended December 31, 2007, down 22 or 36.6% from 60 in the same period in 2006. Cancellations in the three months ended December 31, 2007 were 12%, down from 18% in the same period in 2006. The aggregate value of net new orders was $22.1 million for the three months ended December 31, 2007, down $10.2 million or 31.5% from $32.3 million in the same period in 2006.
The Company had 233 net new orders in the twelve months ended December 31, 2007, down 18 or 7.1% from 251 in the same period in 2006. Cancellations in the twelve months ended December 31, 2007 were 8%, down from 14% in the same period in 2006. The aggregate value of net new orders was $132.3 million for the twelve months ended December 31, 2007, down $16.7 million or 11.2% from $149.0 million in the same period in 2006.
At December 31, 2007, our backlog was 39 homes with an aggregate value of $24.4 million. At December 31, 2006, our backlog was 85 homes with an aggregate value of $52.3 million.
The fourth quarter market conditions for new home sales continued to be difficult as inventory levels of both new and existing homes remained high, and we expect the housing market to continue to be challenging. We expect to report a profit from operations before impairments for the December 31, 2007 quarter. However, as a result of the factors mentioned above, we will recognize asset impairments which will result in a loss for both the quarter and the twelve months ended December 31, 2007.
Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
Certain statements in this press release may be considered forward looking statements. Forward looking statements including statements about the company’s outlook, growth opportunities, market orders, backlog, liquidity, and land position, as well as expected deliveries, revenues, earnings, margins, leverage, pricing, SG&A rate, land purchases and communities. In general, any statements contained in this conference call that are not statements of historical fact should be considered forward looking statements. We caution you that forward looking statements involve risks and uncertainties, and there are a number of factors that could cause our actual results to differ materially from those that are contained in or implied by these statements. For a list of certain of these factors, please see Annual Report on our Form 10-K filed with the Securities and Exchange Commission on March 27, 2007.